PERSONAL AND CONFIDENTIAL

                                                                October 12, 1994

Board of Directors
Santa Fe Pacific Corporation
1700 East Golf Road
Schaumburg, Illinois 60173-5860

Re: Registration Statement of Burlington Northern, Inc. dated October 12, 1994 including the Joint Proxy Statement/Prospectus of Burlington Northern, Inc. and Santa Fe Pacific Corporation included therein.

Gentlemen and Madame:

Attached is our opinion letter dated October 12, 1994 with respect to the proposed merger of Santa Fe Pacific Corporation and Burlington Northern, Inc.

The foregoing opinion letter has been furnished for the information and assistance of the Board of Directors of Santa Fe Pacific Corporation in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--Opinions of Financial Advisors", "Summary--Recent Developments", "The Merger--Opinions of Financial Advisors--Opinion of Goldman Sachs" and "Recent Developments" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          LOGO

                                          GOLDMAN, SACHS & CO.